                                                                EXHIBIT 99(b)(1)

                               WAIVER AND RELEASE
                            OF EMPLOYEE SHAREHOLDERS

      This WAIVER AND RELEASE ("Agreement") is made and entered into as of this ____________ day of April, 2001, by and between Chequemate International Inc., a Utah corporation (together with all Subsidiaries of Chequemate International Inc., "the Company"), Another World Inc., a corporation organized in the Republic of Korea ("AWK"), the shareholders of the Company listed on the signature pages hereto (collectively, the "VisionComm Shareholders") (the Company, AWK, and the VisionComm Shareholders are collectively referred to as the "Parties").

                                   WITNESSETH

      WHEREAS, the Company believes it is highly desirable and in the best interests of the Company to receive an injection of cash and viable assets from certain shareholders of AWK (the "Purchasers");

      WHEREAS, the Parties desire that the Purchasers acquire a majority equity interest in the Company pursuant to that certain Master Agreement between the Company and AWK dated March 15, 2001 ("Master Agreement");

      WHEREAS, the Company and the VisionComm Shareholders desire to cooperate fully with AWK in all aspects of the Acquisition, including, but not limited to, negotiations, due diligence and the obtaining of necessary approvals, and AWK desires to cooperate fully with the Company in all aspects of the Acquisition, including, but not limited to, negotiations, due diligence and the obtaining of necessary approvals;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the adequacy and sufficiency is hereby acknowledged and in order to induce AWK to enter into the Master Agreement and to implement the transactions contemplated therein, the Parties hereby agree as follows:

                         REPRESENTATIONS AND WARRANTIES

1.1   Each Party represents and warrants that as of the date of this Agreement:

          1.1.1 ORGANIZATION. If a business entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

          1.1.2 POWER AND AUTHORITY. It has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action or otherwise on the part of each Party. This Agreement has been duly executed and delivered by each party and constitutes, and upon execution thereof by all parties thereto, the legal, valid and binding obligations of each Party, enforceable against each Party in accordance with their respective terms. The execution and delivery by each Party of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the certificate of incorporation or by-laws of any corporate Party or violate any provision of or result in the acceleration of any obligation or the creation of any lien under, any permit, agreement, indenture, instrument, lease, order, arbitration award, judgment or decree to which any Party is a party or by which a Party or any of its assets or properties is bound. This Agreement has been duly approved by the board of directors of each corporate Party with all necessary consents and authority to enter into this Agreement being granted by the board of directors. No further approval is needed from any given board of directors for each corporate Party to enter and implement this Agreement.

          1.1.3 GOVERNMENTAL APPROVALS AND FILINGS. No consent, approval or action of, filing with or notice to any governmental or regulatory authority is required of any Party in connection with the execution, delivery and performance by it of this Agreement.

          1.1.4 LEGAL PROCEEDINGS. There are no actions or proceedings pending or, to the Party's knowledge, threatened against, relating to or affecting such Party or any of its assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          1.1.5 NO CONFLICTS. The execution and delivery by it of this Agreement, the performance by it of its obligations hereunder, and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its certificate or articles of incorporation, bylaws or other constituent documents, (ii) conflict with or result in a violation or breach of any term or provision of any law or order applicable to it or any of its assets and properties; or (iii) conflict with or result in a violation or breach of any material contract or agreement to which it is a party or by which any of its assets and properties is bound or affected where such conflict, violation or breach in the case of clause (iii) would be reasonably likely to have a material adverse effect on its ability to perform its obligations hereunder.

      1.2 Each VisionComm Shareholder represents and warrants that: (1) with respect to VisionComm Inc, a Delaware corporation ("VisionComm"), the following statements are all true to the best of his or her knowledge after reasonable inquiry; and (2) with respect to the Company, the following statements are all true to the best of his or her actual knowledge:

          1.2.1 NO MATERIAL ADVERSE CHANGE. Except as listed on SCHEDULE 1.2.1, since December 18, 2000, there has not been any material adverse change in the condition (financial or otherwise), business, assets, or results of operations of the business in any such case, taken as a whole and no event or condition has occurred or is known to the Company which could reasonably be expected to have a Material Adverse Effect. ("Material Adverse Effect" shall mean, with respect to any entity: (a) any effect on or change in the condition (financial or otherwise), business, assets or results of operations of the entity which, alone or taken together with any other such effects or changes at such entity, would have or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations, taken as a whole, of such entity; or (b) any effect on or change in the condition (financial or otherwise), business, assets or results of operations of any or all Subsidiaries of the entity taken as a whole which, alone or taken together with any other such effects or changes, would have or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the entity and such Subsidiaries taken as a whole.) In addition, without limiting the foregoing, except as disclosed in SCHEDULES 1.2.1 and except for the transactions contemplated by this Agreement and the Master Agreement, since December 18, 2000, neither the Company nor VisionComm has:

                  (a) (i) declared, set aside or paid any dividend or other distribution (in cash or other assets) in respect of the capital stock or other equity interests of the Company or VisionComm (ii) directly or indirectly redeemed, purchased or otherwise acquired any such capital stock or other equity interests, or (iii) made any other payment or distribution of cash or assets;

                  (b) authorized, issued, sold or otherwise disposed of, or granted any option with respect to, or issued any security convertible into or exchangeable for any shares of capital stock or other equity interests of the Company, or modified or amended any right of any holder of any outstanding shares of capital stock or other equity interests or options;

                  (c) other than in the ordinary course of business consistent with past practice, (i) increased salary, wages or other compensation (including, without limitation, any bonuses, commissions and any other payments) of any employee or consultant of the Company whose annual salary, wages and such other compensation is, or after giving effect to such change would be, in the aggregate $50,000 or more per annum; or (ii) established, terminated or modified any Employee Benefit Plan, employment contract or other employee compensation arrangement;

                  (d) other than amounts under $20,000, (i) incurred any indebtedness, (ii) made or agreed to make any loans to any person or (iii) made or agreed to make any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right under, any indebtedness of or owing to the Company or VisionComm;

                  (e) suffered any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment or the assets and properties of the Company or VisionComm; except where such damage, destruction or other casualty loss would not have a Material Adverse Effect;

                  (f) failed to pay or satisfy when due any obligation of the Company or VisionComm, except when the failure would not have a Material Adverse Effect;

                  (g) acquired any business or material assets or properties of any person (whether by merger, consolidation or otherwise) or disposed of, leased, or incurred a lien on, any material assets or properties of the Company or VisionComm, in each case, other than acquisitions or dispositions of inventory (including without limitation infusion pumps) in the ordinary course of business of the Company or VisionComm consistent with past practice;

                  (h) entered into, amended, modified in any material way terminated (in whole or in part) or granted a waiver under or given any consent with respect to (i) any contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to this Agreement
                  (ii) any Permit held by the Company or VisionComm; (iii) any intellectual property; or (iv) made any capital expenditures in excess of $10,000 in the aggregate, or incurred any obligation to make any such capital expenditure;

                  (i) commenced, terminated or changed in any material way any line of business or added any additional lines of business;

                  (j) entered into any transaction with any stockholder, partner, member or affiliate of the Company or or VisionComm, other than pursuant to any contract in effect on December 31, 2000, and heretofore disclosed to AWK;

                  (k) made any change in the accounting methods or procedures of the Company or VisionComm; or

                  (l) entered into any agreement to do any of the things described in the preceding paragraphs.


1.2.2 LITIGATION. Except as disclosed on SCHEDULE 1.2.2, there are no actions, suits, arbitration proceedings, or other litigation investigations, inquiries or proceedings ("Actions or Proceedings") pending or threatened (a) against or affecting the Company or VisionComm other than actions, suits, arbitration proceedings, or other litigation or proceedings, which taken individually or in the aggregate do not and could not be reasonably expected to have a Material Adverse Effect or (b) which challenge the validity of the transactions contemplated by this Agreement. Except as disclosed on
            SCHEDULE 1.2.2, neither the Company nor VisionComm is not subject to any order, judgment, decree, award, investigation, inquiry or stipulation of or with any governmental authority which has, or may reasonably be expected to have, a Material Adverse Effect. Neither the Company nor VisionComm is not in default with respect to any order, judgment, decree, award or stipulation of any governmental authority and there are no unsatisfied judgments against either of the Company or VisionComm. There is not a reasonable likelihood of an adverse determination of any pending action or proceeding that would, individually or in the aggregate, have a Material Adverse Effect.

1.2.3 TAXES.

            (a) Other than with respect to taxes not yet due and payable, (i) all taxes due and owing by the Company or VisionComm (whether or not shown on any tax return) have been properly determined in accordance with applicable rules and regulations and have been timely paid in full, or in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder, customer, supplier or other third party, where required by law have been timely withheld, deposited and paid in full and (ii) all tax returns required to be filed for taxable periods ending on or before December 31, 2000, by or with respect to the Company or VisionComm, have been or (assuming cooperation by AWK as required by this Agreement) will be duly and timely filed in accordance with all applicable laws, and each such tax return is (or will be when filed) correct and complete in all material respects.

            (b) There is no pending or threatened dispute, claim or issue raised, or expected to be raised or assessed, by any governmental authority in any jurisdiction concerning any tax liability of the Company or VisionComm. The Company and VisionComm have made available to AWK complete and correct copies of all tax returns, or portions thereof, filed by or with respect to, and all tax examination reports and statements of deficiencies assessed against, or agreed to by or with respect to, the Company and VisionComm respectively.

            (c) Neither the Company nor VisionComm has received any written ruling of a governmental authority related to taxes or entered into any written and legally binding agreement with a governmental authority related to taxes.

      1.2.4 COMPLIANCE WITH LAWS. The Company and VisionComm have complied with and are in compliance with all laws, statutes, regulations, rules and ordinances and other pronouncements of any governmental authority applicable to their respective business, the Company or its assets or properties or VisionComm's assets or properties (including without limitation the Federal Foreign Corrupt Practices
            Act) except where the failure to comply would not have, and could not reasonably be expected to have, a Material Adverse Effect.

      1.2.5 CONSENTS. Except as set forth in SCHEDULE 1.2.5, no notice to, filing with, authorization of, exemption by or consent of any governmental authority or any other person is required in order for either of the Company or VisionComm to consummate the transactions contemplated hereby, except for any consent, the failure of which to be obtained, would not have and could not reasonably be expected to' have a Material Adverse Effect.

      1.2.6 UNFAIR LABOR PRACTICES. Neither the Company nor VisionComm is engaged in any unfair labor practice as determined by applicable local law. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Company or VisionComm, threatened against the Company or VisionComm; (ii) no grievance, arbitration or other proceeding arising out of or under trade union contracts pending or, to the knowledge of the Company or VisionComm, threatened against the Company or VisionComm, which has or could reasonably be expected to have a Material Adverse Effect, and (iii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company or VisionComm, threatened against the Company or VisionComm.

                                    COVENANTS

2. The covenants undertaken in this Section 2 are conditioned upon the successful completion of the First Closing under the Master Agreement.

      2.1 ISSUANCE OF STOCK. The Company shall issue ("Issuance") an additional number of shares of Common Stock such that total the number of shares of Common Stock held by the VisionComm Shareholders in aggregate after the Issuance is Twelve Million Eight Hundred Thousand (12,800,000). Prior to Issuance, each VisionComm Shareholder will execute respectively the Subscription Agreements attached in substantial form hereto as Exhibit A. The Issuance shall be allocation among the VisionComm Shareholders as follows:


---------------------------------------------------------------------------------
NAME OF SHAREHOLDERS        NUMBER OF SHARES            TOTAL NUMBER OF SHARES
                            PRIOR TO ISSUANCE               AFTER ISSUANCE
---------------------------------------------------------------------------------
  William J. Brinkmeier         869,406                       4,451,358
---------------------------------------------------------------------------------
  Lawrence J. Wilk              149,225                         764,186
---------------------------------------------------------------------------------
  Thomas A. Nix                 149,225                         764,186
---------------------------------------------------------------------------------
  Frank Friedlein, Jr.           41,980                         214,938
---------------------------------------------------------------------------------
  Nanci-Sue                      12,425                          63,616
  Harvery-Brinkmeier
---------------------------------------------------------------------------------
  Karen A. Wilson                 6,213                          31,810
---------------------------------------------------------------------------------

      2.2 NEW MEMBERS ELECTED TO BOARD OF DIRECTORS. The Parties shall have taken all necessary steps under the Utah Revised Business Corporation Act, the rules of the American Stock Exchange and the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to elect AWK's nominees to the board of directors of the Company. The Company agrees to accept the resignations from no fewer than that number of directors on the Company's incumbent board of directors that will give the AWK's nominees to the board a majority on the Company's Board of Directors.

      2.3 VOTE FOR REMOVAL. In the event that the Company's directors decline to resign, the VisionComm Stockholders shall vote their shares of Common Stock and sign all such shareholder consents as are necessary to replace the incumbent directors with AWK's nominees.

      2.4 [reserved]

      2.5 SURRENDER NOTES AND WARRANTS. Within five (5) business days of the date of this Agreement, the VisionComm Shareholders will surrender to the Company for cancellation all of the promissory notes and warrants issued to them on or around December 2000.

      2.6 MODIFICATION OF REGISTRATION RIGHTS. Each VisionComm Shareholder hereby modifies his registration rights under that certain Amended Stock Purchase and Sale Agreement between the Company and VisionComm dated December 19, 2000. Section 8 is hereby rescinded and replaced in its entirety by the following and now reads:

"A. INCIDENTAL REGISTRATION. If the Purchaser at any time, proposes to file on its behalf or on behalf of any of its shareholders, a registration statement under the Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form unless such forms are being used in lieu of or as the functional equivalent of, registration rights) for any class that is the same or similar to the Stock, it will give written notice setting forth the terms of the proposed offering and such other information as the Sellers may reasonably request to all Sellers at least thirty (30) days before the initial filing with the Securities and Exchange Commission of such registration statement, and offer to include in such filing such Stock, and the stock issued upon exercise of the Warrants (the "Warrant Stock"), as any Seller may request. Each Seller desiring to have Stock and Warrant Stock registered will advise the Purchaser in writing within thirty (30) days after the date of receipt of such notice from the Purchaser, setting forth the amount of such Stock and Warrant Stock for which registration is requested. The Purchaser will thereupon include in such filing the amount of stock for which registration is so requested, and will use its best efforts to effect registration under the Act. The rights granted under this paragraph shall not take effect before six months after and will expire twelve months after the date of "Second Closing" as that term is defined in that certain Master Agreement between the Purchaser and Another World, Inc., a corporation established under the laws of the Republic of Korea dated March 15, 2001.

B. FORM S-3 REGISTRATION. In addition to the registration rights provided in
Section 8(A) above, if at any time the Purchaser is eligible to use Form S-3 consistent with Rule 415 of the Act (or any successor form for registration of secondary sales of Stock), any Seller may request in writing that the Purchaser register its shares and the Warrant Stock held by such Seller, on such form. Upon receipt of such request, the Purchaser will promptly notify all Sellers in writing of the receipt of such request and each such Seller may elect (by written notice sent to the Purchaser within thirty (30) days of receipt of the Purchaser's notice) to have its or his/her Stock and Warrant Stock included in such registration. Thereupon, the Purchaser will, as soon as practicable, use its best efforts to effect the registration on Form S-3 of all Stock and Warrant Stock that the Purchaser has so been requested to register by the Sellers for sale. The Purchaser will use its best efforts to qualify and maintain its qualification for eligibility to use Form S-3 for such purposes. The rights granted under this paragraph shall not take effect before six months after and will expire twelve months after the date of "Second Closing" as that term is defined in that certain Master Agreement between the Purchaser and Another World, Inc., a corporation established under the laws of the Republic of Korea dated March 15, 2001."

      2.7 WAIVER AND RELEASE. Except for the Claims, as defined below, listed in Schedule 2.7 attached hereto, each of the VisionComm Shareholders, on behalf of himself, his transferees, successors and assigns, and any trustees, heirs, beneficiaries, executors and administrators (each, a "Releasor"), hereby releases, forever discharges and waives any rights against AWK, the Purchasers, the Company, any present and future directors and officers of either, any present or future shareholders of AWK, and counsel to the Company and AWK and the Purchasers, and in each case, such person's or entity's respective successors and assigns (in each case, other than the respective VisionComm Shareholder and any officers and directors of the Company who resign and/or are removed or voted out of office in accordance with the Master Agreement) (the released parties being hereinafter collectively referred to as the "Released Parties"), from all actions, causes of action, suits, debts, sums of money, accounts, bills, covenants, contracts, controversies, agreements, promises, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law or equity (collectively, "Claims") that Releasor ever had, now have or hereafter can, shall or may have against the Released Parties, for, upon, by reason of, arising out of or otherwise relating to the conduct of the business of the Company or AWK or the transactions described or referred to herein, from the beginning of the world to the date of this general release. Releasor hereby represents (and acknowledges the reliance of the Released Parties hereon) that Releasor has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, corporation or entity whatsoever, any of the Claims herein released and discharged.

      2.8 REVERSE SPLIT OF SHARES OF COMMON STOCK. If so requested in writing at least 20 days prior to the First Closing as that term is defined in the Master Agreement, the Company shall use its best efforts to cause a reverse stock split to reduce the outstanding number of common stock of the Company. If the vote or written consent of the VisionComm Shareholders is required or requested in writing by AWK in connection with the Reverse Stock Split, each of the VisionComm Shareholders agrees to promptly provide such vote and/or written consent, in addition to the delivery of the proxy described in the Master Agreement. The VisionComm Shareholders shall do all such things and execute and deliver all such documents and instruments, including without limitation the proxy, as are necessary or (in the sole discretion of AWK on behalf of the Purchasers) desirable to give effect to the provisions of this Section 2.8.

      2.9 DELIVERIES BY VISIONCOMM SHAREHOLDERS. Within five (5) business days hereof, each VisionComm Shareholder shall deliver to AWK an irrevocable proxy in the form of Schedule 2.9 attached hereto and made a part hereof.


                                  MISCELLANEOUS

      3.1 CONFIDENTIAL INFORMATION. Except to the extent required by any provision hereof or by applicable law or required in connection with any tax or securities filing, or otherwise approved by the other party in advance, for a period of five (5) years from the First Closing Date, all of the current officers and directors of the Company shall retain in strict confidence, and shall not use for the benefit of itself or others, any confidential and proprietary information relating solely to the Business of either the Company of VisionComm, customer lists, pricing policies, marketing plans or strategies, and product development techniques or plans; provided, however, that the restrictions of this Section shall not apply to information which is or becomes public knowledge or otherwise generally known in the trade through no fault of the Company, or shall be subject to an order of a court of competent jurisdiction.

      3.2 PUBLICITY. The parties shall confer with each other prior to making any public announcement or release concerning this Agreement, the Master Agreement or the transactions contemplated hereby and thereby and shall promptly cooperate with each other to the extent practicable in issuing any such announcements or releases.

      3.3 NO BREAK UP LIABILITY. The Parties understand and acknowledge that by signing this letter they are entering into good faith negotiations to consider whether they wish to pursue the Acquisition. At any point prior to signing the Master Agreement and other related documents, either Party may terminate all discussions and negotiations without any liability whatsoever to the other Party.

      3.4 NOTICES. Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if: (i) delivered personally, (ii) sent by prepaid courier service or mail to an address provided to the sender by the receiving party, or (iii) sent by fax or other similar means of electronic communication with the proof of receipt.

      (a) If to the Company or a VisionComm Shareholder addressed as follows:

      124 Point West Blvd.
      St. Charles, Missouri  63301
      Attn: CEO or President

      with a copy to:

      10336 Variel Avenue
      Chatsworth, CA 91311
      Attn: CEO or President

(b)   If to AWK or the Purchasers, addressed as follows:

      T.B.I. Center Myong Ji University, San 38-2
      Nam-Dong, Yongin
      Kyunggi-Do KOREA
      Telecopier: 82-31-337-2469
      Attn: CEO or President

      with a copy to:

Davies Ward Phillips & Vineberg LLP
430 Park Avenue

New York, New York 10022
      Attn: Howard H. Jiang, Esq.


Any such communications so given or made shall be deemed to have been given or made and to have been received on the day of delivery, or on the day of faxing or sending by other means of recorded electronic communication (confirmation of delivery or transmission required), provided that such day in either event is a business day in the State of New York and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following business day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth business day following the mailing thereof, provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

Either party may from time to time change its address under this Section 3.4 by notice to the other party given in the manner provided by this Section 3.4.

      3.5 EXPENSES. Except as otherwise expressly provided in this Agreement or in the Operative Agreements, each party will pay its own costs and expenses.

      3.6 WAIVERS. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

      3.7 COUNTERPARTS. This Agreement and any or all of the Transaction Documents may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      3.8 HEADINGS. The headings preceding the text of Articles and Sections of this Agreement and the Schedules thereto are for convenience of reference only and shall not be deemed part of this Agreement.

      3.9   APPLICABLE LAW; ARBITRATION.

      (a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States of America, without regard to its conflict of laws principles.

      (b) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally resolved by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (UNCITRAL) as at present in force. The arbitration shall take place in New York, New York and shall be conducted in the English language. The arbitration shall be conducted by three (3) arbitrators, one to be appointed by the Company, one to be appointed by AWK and a third by the two arbitrators so selected. The "appointing authority" for purposes of the UNCITRAL Rules shall be the American Arbitration Association.

      (c) To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court of competent jurisdiction.

      (d) Each party shall have the right to institute judicial proceedings for interim measures of protection (including without limitation injunction, attachment or sequestration of property, temporary restraining order, preliminary injunctions and other equitable relief) before or during the pendency of any arbitration proceeding hereunder, if such remedy is required to prevent irreparable harm or injury to a party. Each party (without hereby limiting its susceptibility to suit in any court) expressly submits itself and consents to the non-exclusive jurisdiction of the courts of the State of New York, and the United States federal courts located in the borough of Manhattan, New York City, New York, with respect to any such judicial proceeding.

      (e) The cash expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants) shall be borne by the party against whom the decision of the arbitrators is rendered; provided that in the event a party prevails only partially, such party shall be entitled to get reimbursed for such costs and expenses in the proportion that the dollar amount successfully claimed by the prevailing party bears to the aggregate dollar amount claimed.

      3.10 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment or other transfer shall be made without the prior written approval of each of the parties hereto.

      3.11 NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, this Agreement is solely for the benefit of the parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

      3.12 SEVERABILITY. If any provision of this Agreement is deemed to be invalid, illegal or unenforceable by an arbitrator, a court of competent jurisdiction or other governmental authority, the remainder of this Agreement shall remain in full force and effect or shall be reasonably construed to carry out the intent of the parties as expressed herein. This Agreement shall be construed according to its fair meaning, with the language used herein deemed to be the language chosen by the parties to express their mutual intent, and no presumption or rule of strict construction shall be applied against any party hereto.

      3.13 PREAMBLE AND RECITALS. The Parties acknowledge the accuracy and correctness of the preamble and recitals hereto and such preamble and recitals are hereby incorporated by reference as if set forth herein at length.

      3.14 CAPITALIZED TERMS. Any capitalized terms not defined herein shall have the meaning given them in the Master Agreement.

                THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK
                            SIGNATURE PAGE TO FOLLOW

      IN WITNESS WHEREOF, the Company, AWK and the VisionComm Shareholders have executed and delivered this Agreement as of the date first above written.

ANOTHER WORLD, INC.                 CHEQUEMATE INTERNATIONAL INC.


By: ___________________________     By:_________________________________
Name:                               Name:


VISIONCOMM SHAREHOLDERS


_______________________________     ____________________________________
NAME:  WILLIAM J. BRINKMEIER              NAME:  THOMAS A. NIX


_______________________________     ____________________________________
NAME:   LAWRENCE J. WILK                  NAME:  NANCI SUE HARVEY-BRINKMEIER


_______________________________     ____________________________________
NAME:   KAREN A. WILSON                   NAME:  FRANK FRIEDLEIN, JR.